Exhibit 99.2

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Financial and Operating Results; Raises Quarterly Cash Distribution 40% to $0.35 Per Unit; and Outlines Current Energy Transition Strategy

TULSA, OKLAHOMA, May 2, 2022 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased financial and operating results for the quarter ended March 31, 2022 (the "2022 Quarter").  Total revenues in the 2022 Quarter increased 44.6% to $460.9 million compared to $318.6 million for the quarter ended March 31, 2021 (the "2021 Quarter") as a result of higher coal sales volumes and prices, which rose 19.5% and 13.0%, respectively, and higher oil & gas royalty volumes and prices, which increased by 26.3% and 74.9%, respectively.  Total operating expenses increased to $373.0 million in the 2022 Quarter, compared to $282.3 million in the 2021 Quarter, due primarily to increased coal sales volumes and inflationary cost pressures.  Income before income taxes increased 221.0% to $79.7 million in the 2022 Quarter as compared to $24.8 million in the 2021 Quarter.  As previously reported, during the 2022 Quarter, ARLP recognized a one-time non-cash deferred income tax charge of $37.3 million and a current income tax expense of $4.8 million associated with its election to have our oil & gas royalty activities treated as a taxable entity for federal and state income tax purposes, which collectively reduced net income by $0.33 per basic and diluted limited partner unit. This election effectively reduces the total income tax burden on our oil & gas royalties, as ARLP will pay entity-level taxes at corporate tax rates that are well below the individual tax rates that would otherwise be paid by our unitholders.  Reflecting higher revenues, partially offset by increased total operating and income tax expenses, net income for the 2022 Quarter increased to $36.7 million, or $0.28 per basic and diluted limited partner unit, compared to $24.7 million, or $0.19 per basic and diluted limited partner unit, for the 2021 Quarter.  EBITDA also increased 61.5% in the 2022 Quarter to $152.3 million compared to $94.3 million in the 2021 Quarter. (Unless otherwise noted, all references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure throughout this release, please see the end of this release.)

Compared to the quarter ended December 31, 2021 (the "Sequential Quarter"), total revenues decreased by 2.7% primarily as a result of lower coal sales volumes due to previously reported coal shipment delays, partially offset by higher coal sales price realizations and increased oil & gas royalty volumes and prices.  Total operating expenses decreased 9.5% to $373.0 million due primarily to lower coal sales volumes in the 2022 Quarter and expenses incurred in the Sequential Quarter related to an $11.8 million buy-out of a coal contract and $6.8 million of unfavorable year end non-cash actuarial and accrual adjustments.  Lower total operating expenses more than offset reduced revenues leading income before income taxes higher by 52.5% to $79.7 million in the 2022 Quarter compared to $52.2 million for the Sequential Quarter.  Although income before income taxes was higher in the 2022 Quarter, net income decreased to $36.7 million compared to $51.8 million in the Sequential Quarter due to the impact of income tax expense attributable to the above discussed change in tax status of our oil & gas royalty segment.  EBITDA increased 16.9% in the 2022 Quarter to $152.3 million compared to $130.2 million in the Sequential Quarter.

As previously announced on April 26, 2022, the Board of Directors of ARLP’s general partner (the "Board") increased the cash distribution to unitholders for the 2022 Quarter to $0.35 per unit (an annualized rate of $1.40 per unit), payable on May 13, 2022, to all unitholders of record as of the close of trading on May 6, 2022. The announced distribution represents a 250.0% increase over the cash distribution of $0.10 per unit for the 2021 Quarter and a 40.0% increase over the cash distribution of $0.25 per unit for the Sequential Quarter.

"Buoyed by robust energy market fundamentals during the 2022 Quarter, ARLP delivered strong operating and financial performance with coal and oil & gas sales volumes, total revenues, net income and EBITDA all increasing significantly over the 2021 Quarter," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Our coal operations performed exceptionally well, particularly in light of the transportation challenges experienced during the 2022 Quarter, which resulted in delayed shipments of approximately 1.1 million tons. Through the efforts of our marketing teams, ARLP continued to benefit from rising coal markets as coal price realizations per ton increased $5.48 and $2.39 compared to the 2021 and Sequential Quarters, respectively.  We also further strengthened our contract book during the 2022 Quarter, securing new agreements for the delivery of approximately 8.7 million tons through 2025 at prices well above our initial expectations.  Higher energy prices and increased royalty volumes also drove strong performance by our royalties businesses, with both oil & gas royalties and coal royalties achieving a record EBITDA during the 2022 Quarter."

Operating Results and Analysis

			% Change
	2022 First	2021 First	Quarter /	2021 Fourth	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin
Tons sold	5.882	4.760	23.6%	6.329	(7.1)%
Coal sales price per ton sold	$43.17	$38.37	12.5%	$41.63	3.7%
Segment Adjusted EBITDA Expense per ton	$30.19	$26.38	14.4%	$31.27	(3.5)%
Segment Adjusted EBITDA	$78.2	$57.7	35.6%	$67.7	15.5%

Appalachia
Tons sold	2.280	2.068	10.3%	2.771	(17.7)%
Coal sales price per ton sold	$58.97	$50.70	16.3%	$53.30	10.6%
Segment Adjusted EBITDA Expense per ton	$36.72	$35.65	3.0%	$37.47	(2.0)%
Segment Adjusted EBITDA	$51.1	$31.5	62.2%	$46.7	9.4%

Total Coal Operations
Tons sold	8.162	6.828	19.5%	9.100	(10.3)%
Coal sales price per ton sold	$47.58	$42.10	13.0%	$45.19	5.3%
Segment Adjusted EBITDA Expense per ton	$32.90	$29.72	10.7%	$33.86	(2.8)%
Segment Adjusted EBITDA	$132.0	$90.6	45.7%	$116.4	13.4%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.505	0.400	26.3%	0.458	10.3%
Oil percentage of BOE	44.2%	48.4%	(8.7)%	45.9%	(3.7)%
Average sales price per BOE (3)	$61.26	$35.02	74.9%	$51.80	18.3%
Segment Adjusted EBITDA Expense	$3.0	$2.1	45.8%	$2.8	6.2%
Segment Adjusted EBITDA	$28.6	$11.9	139.0%	$22.4	27.6%

Coal Royalties
Royalty tons sold	5.553	4.521	22.8%	5.675	(2.1)%
Revenue per royalty ton sold	$2.73	$2.50	9.2%	$2.64	3.4%
Segment Adjusted EBITDA Expense	$4.8	$4.0	19.6%	$5.1	(5.7)%
Segment Adjusted EBITDA	$10.3	$7.3	42.3%	$9.9	4.0%

Total Royalties
Total royalty revenues	$46.1	$25.3	82.2%	$39.4	16.9%
Segment Adjusted EBITDA Expense	$7.8	$6.1	28.5%	$7.9	(1.5)%
Segment Adjusted EBITDA	$38.9	$19.2	102.4%	$32.3	20.4%

Consolidated Total (4)
Total revenues	$460.9	$318.6	44.6%	$473.5	(2.7)%
Segment Adjusted EBITDA Expense	$261.2	$197.7	32.1%	$301.1	(13.3)%
Segment Adjusted EBITDA	$170.9	$109.8	55.6%	$148.8	14.9%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin, Appalachia, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

ARLP's coal sales prices per ton increased in all regions compared to both the 2021 and Sequential Quarters as a result of favorable market conditions.  In the Illinois Basin, increased domestic prices and significantly higher export prices during the 2022 Quarter drove coal sales prices higher by 12.5% and 3.7% compared to the 2021 and Sequential Quarters, respectively. In Appalachia, sales prices increased by 16.3% and 10.6% compared to the 2021 and Sequential Quarters, respectively, primarily due to significantly higher export price realizations at our Mettiki and MC Mining operations. Coal sales volumes were higher by 23.6% in the Illinois Basin compared to the 2021 Quarter as a result of increased sales volumes across all mines in the region.  In Appalachia, coal sales volumes increased 10.3% compared to the 2021 Quarter as a result of higher export volumes.  Compared to the Sequential Quarter, shipment delays resulted in reduced coal sales volumes in both the Illinois Basin and Appalachian regions, which fell 7.1% and 17.7%, respectively, during the 2022 Quarter.  ARLP ended the 2022 Quarter with total coal inventory of 1.6 million tons, representing a decrease of 0.2 million tons compared to the end of the 2021 Quarter and an increase of 1.0 million tons compared to the end of the Sequential Quarter.

Segment Adjusted EBITDA Expense per ton increased by 14.4% and 3.0% in the Illinois Basin and Appalachia, respectively, compared to the 2021 Quarter as a result of inflationary pressures on numerous expense items, including labor-related expenses and supply and maintenance costs, as well as longwall moves at our Hamilton, Tunnel Ridge and Mettiki mines.  Lower recoveries at our Illinois Basin mines also contributed to increased per ton expenses in that region compared to the 2021 Quarter. Compared to the Sequential Quarter, Segment Adjusted EBITDA expense per ton decreased 3.5% and 2.0% in the Illinois Basin and Appalachia, respectively, primarily due to the previously discussed contract buy-out expense and unfavorable non-cash actuarial and accrual adjustments recognized in the Sequential Quarter.

For our Oil & Gas Royalties segment, significantly higher sales price realizations per BOE and increased volumes in the 2022 Quarter drove Segment Adjusted EBITDA higher by 139.0% to a record $28.6 million compared to $11.9 million for the 2021 Quarter. Compared to the Sequential Quarter, Segment Adjusted EBITDA increased by $6.2 million in the 2022 Quarter due to higher volumes, which increased 10.3%, and increased oil & gas prices, which rose by 18.3%.

Segment Adjusted EBITDA for our Coal Royalties segment increased 42.3% to a record $10.3 million for the 2022 Quarter compared to $7.3 million for the 2021 Quarter as a result of increased royalty tons sold and higher average royalty rates per ton.

Matrix and Alliance Technologies Group High Level Strategy

Matrix Design Group, LLC ("Matrix") is a wholly owned subsidiary of ARLP created in 2006 as a technical service group focused on deploying technology in domestic underground coal operations in response to the passage of The MINER Safety Act by the United States Congress.  The Matrix strategy evolved over the last decade with a primary focus on supporting U.S. based coal mining operations with proximity detection equipment and other products and services.  The customer base has grown to include international coal mining operations and expanded into non-coal mining applications. In 2021 Matrix had revenue of $22.7 million and EBITDA of $4.7 million. As factored into our 2022 consolidated guidance, we estimated revenue of approximately $35.0 million and EBITDA of $8.0 million for Matrix. Matrix is and always has been a cash flow positive business growing organically with limited capital investment to date.

We have more recently been developing Matrix as an incubator as a key component of our diversification strategy. Matrix and its subsidiaries today employ over 100 professionals covering hardware and software development, data analytics and AI technologies. There are many "AI companies" and many "software development" companies that exist but we believe Matrix has attributes which distinguish it from many of its peers. Matrix combines hardware, software and analytics in one platform, which is a powerful combination. Moreover, we believe the investments we are making into Francis Energy and Infinitum Electric (discussed below) have the potential to significantly benefit from the growing skills base, analytics and AI opportunities being developed by Matrix. These three companies are all focused in strong growth sectors aligned with the broader energy transition.  Our long-term goals for these companies are to provide tangible offerings which are enhanced by this transition, rather than being dependent on it.

Over the past year, Matrix has embarked on a new strategy, which aims to position the company to compete in the energy transition space, while at the same time remaining committed to the markets they already serve.  The reduction of base load coal powered generation resources from our country’s electrical grid combined with the anticipated growth of renewable power sources and the electric vehicle ("EV") market are changing how electricity is generated, consumed and priced in the United States.  As intermittent resources become a more significant portion of the energy mix, the market value of power will become more correlated with generation capacity in real time.  This transition creates additional challenges for the electrical infrastructure in America, which was not designed to accommodate this load. ARLP’s relationships with electric utilities, industrial customers, and federal and state governments, along with our technology and manufacturing capabilities give us confidence that these challenges will provide growth opportunities for our Partnership.

Matrix is currently delivering products focused on data networking, communication and tracking systems, mining proximity detection systems, industrial collision avoidance systems, and data and analytics software.  Future areas of potential investment by Matrix and ARLP’s broader management team focused on technology development (our "Alliance Technologies Group") include smart cameras, energy storage, energy efficiency, renewable power generation, EV charging, smart metering and energy demand management.

Francis Energy

Earlier today Francis Renewable Energy, LLC ("Francis Energy"), an Oklahoma-based owner and operator of a leading comprehensive statewide network of EV fast charging infrastructure, with plans to service states across the Midwest and Eastern U.S., announced an equity investment by ARLP to help propel Francis Energy’s future growth. To date, Francis Energy has built a network with hundreds of fast chargers across Oklahoma and several other states, with a goal of providing EV drivers convenient, affordable, easy to use public access to charging stations.

The $1.2 trillion infrastructure bill that President Biden signed into law in November 2021 includes a large federal investment in electric vehicle charging infrastructure. The law authorizes $7.5 billion in federal spending available through two new programs to incentivize the buildout of EV infrastructure to eliminate range anxiety for EV drivers and support the booming growth of the U.S. electric vehicle market. The money will be allocated to private sector companies by federal, state and local governments creating opportunities for project developers and equipment manufacturers, like Matrix and Francis Energy.

Infinitum Electric Inc.

ARLP has also agreed to an equity investment in Infinitum Electric, Inc. ("Infinitum"), a Texas-based startup developer and manufacturer of electric motors featuring printed circuit board stators which have the potential to result in motors that are smaller, lighter, quieter, more efficient and capable of operating at a fraction of the carbon footprint of conventional electric motors. Infinitum’s products are supported by multiple patents and patent applications, which may have broad application across multiple industries.

Outlook

"Much has changed since we last released earnings in January," said Mr. Craft. "We are excited to share our current energy transition strategy and the announcement of our investment in two entrepreneurial companies that we believe will provide significant returns for our unitholders within four to seven years. We are equally excited to continue supporting Matrix efforts to develop new product offerings that have the potential to grow their sales by 5 to 10 times over the same time period."

Addressing ARLP’s current outlook, Mr. Craft added, "Commodity price realizations escalated dramatically during the 2022 Quarter, reflecting systemic supply shortages due, in part, to the impact of governmental policies over the last fifteen years and exacerbated by uncertainties created by Russia’s invasion of Ukraine in February of this year.  Energy supplies have also been impacted by labor shortages along with supply chain and transportation disruptions. Demand has remained surprisingly strong despite Covid-19 related cases still impacting economies around the world, sanctions imposed on Russia and inflationary cost pressures in the United States not seen in 40 years."

Mr. Craft added, "Forward pricing for worldwide commodities also rose dramatically during the 2022 Quarter, well above our initial expectations earlier this year. As a result, we updated 2022 full year guidance on April 26, 2022 (as shown below) as well as released our Board’s decision to increase ARLP’s cash distribution to unitholders by 40.0% to $0.35 for the 2022 Quarter.  Future distributions will be considered by our Board on a quarterly basis.  Consistent with our full-year guidance, management anticipates current market conditions continuing for the foreseeable future, which supports ARLP targeting increases to unitholder distributions of 10.0% to 15.0% per quarter over the balance of this year."

ARLP’s updated guidance as reported on April 26, 2022 is outlined below:

2022 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	25.2 — 26.0
Appalachia Sales Tons	10.3 — 11.0
Total Sales Tons	35.5 — 37.0

Committed & Priced Sales Tons
2022 — Domestic/Export/Total	30.1/4.1/34.2
2023 — Domestic/Export/Total	17.9/2.0/19.9

Per Ton Estimates
Coal Sales Price per ton sold (1)	$54.00 — $63.00
Segment Adjusted EBITDA Expense per ton sold (2)	$33.50 — $35.50

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	885 — 935
Natural gas (000 MCF)	3,000 — 3,400
Liquids (000 Barrels)	350 — 380
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	21.5 — 22.0
Revenue per royalty ton sold	$3.10 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.10 — $1.20

Consolidated (Millions)
Depreciation, depletion and amortization	$260 — $270
General and administrative	$82 — $84
Net interest expense	$37 — $38
Income tax expense	$53 — $55
Capital expenditures	$220 — $240

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expense.

A conference call regarding ARLP's 2021 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13729024.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the second largest coal producer in the United States.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as an energy provider for the future by leveraging its core technology and operating competencies to make strategic investments in the fast-growing energy and infrastructure transition.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

About Matrix Design Group, LLC

Matrix is an ISO 9001 certified designer, developer and marketer of safety and productivity technology for use in mining and industrial applications. Its innovative, industry-leading systems include products focused on data networking, communication and tracking systems, mining proximity detection systems, industrial collision avoidance systems, and data and analytics software. Headquartered in Newburgh, Indiana, Matrix has offices in Lexington, KY, Johannesburg and Pretoria, South Africa and service locations throughout its mining regions.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to Matrix, Francis Energy and Infinitum, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the outcome or escalation of current hostilities in Ukraine, the severity, magnitude, and duration of the COVID-19 pandemic and the emergence of new virus variants, including impacts of the pandemic and of businesses' and governments' responses to the pandemic, including actions to mitigate its impact and the development of treatments and vaccines, on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility arising from hostilities in Ukraine, the COVID-19 pandemic or otherwise, including inflation, changes in coal, oil, natural gas, and natural gas liquids prices, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in global economic and geo-political conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to low oil, natural gas, and natural gas liquid prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; the success of our development plans for Matrix and our investments in Francis Energy and Infinitum which are emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor, including, as a result of, the potential impact of government-imposed vaccine mandates; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortages of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 25, 2022 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

Tons Sold	8,162	6,828
Tons Produced	9,178	8,001
Mineral Interest Volumes (BOE)	505	400

SALES AND OPERATING REVENUES:
Coal sales	$388,360	$287,487
Oil & gas royalties	30,927	13,999
Transportation revenues	29,372	11,068
Other revenues	12,204	6,068
Total revenues	460,863	318,622

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	261,746	196,520
Transportation expenses	29,372	11,068
General and administrative	18,596	15,504
Depreciation, depletion and amortization	63,314	59,202
Total operating expenses	373,028	282,294

INCOME FROM OPERATIONS	87,835	36,328

Interest expense, net	(9,662)	(10,396)
Interest income	35	17
Equity method investment income	883	62
Other income (expense)	566	(1,197)
INCOME BEFORE INCOME TAXES	79,657	24,814

INCOME TAX EXPENSE (BENEFIT)	42,715	(12)

NET INCOME	36,942	24,826

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(290)	(78)

NET INCOME ATTRIBUTABLE TO ARLP	$36,652	$24,748

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.28	$0.19

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,195,219

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$128,191	$122,403
Trade receivables	156,698	129,531
Other receivables	440	680
Inventories, net	95,745	60,302
Advance royalties	4,385	4,958
Prepaid expenses and other assets	19,238	21,354
Total current assets	404,697	339,228
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,666,987	3,608,347
Less accumulated depreciation, depletion and amortization	(1,975,381)	(1,909,669)
Total property, plant and equipment, net	1,691,606	1,698,678
OTHER ASSETS:
Advance royalties	71,403	63,524
Equity method investments	26,194	26,325
Goodwill	4,373	4,373
Operating lease right-of-use assets	15,165	14,158
Other long-term assets	12,109	13,120
Total other assets	129,244	121,500
TOTAL ASSETS	$2,225,547	$2,159,406

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$92,904	$69,586
Accrued taxes other than income taxes	15,209	17,787
Accrued payroll and related expenses	31,178	36,805
Accrued interest	12,500	5,000
Workers' compensation and pneumoconiosis benefits	12,293	12,293
Current finance lease obligations	665	840
Current operating lease obligations	2,133	1,820
Other current liabilities	19,815	17,375
Current maturities, long-term debt, net	15,359	16,071
Total current liabilities	202,056	177,577
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	415,990	418,942
Pneumoconiosis benefits	108,491	107,560
Accrued pension benefit	24,857	25,590
Workers' compensation	44,669	44,911
Asset retirement obligations	123,989	123,517
Long-term finance lease obligations	590	618
Long-term operating lease obligations	13,009	12,366
Deferred income tax liabilities	37,621	391
Other liabilities	20,882	21,865
Total long-term liabilities	790,098	755,760
Total liabilities	992,154	933,337

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,285,725	1,279,183
Accumulated other comprehensive loss	(63,439)	(64,229)
Total ARLP Partners' Capital	1,222,286	1,214,954
Noncontrolling interest	11,107	11,115
Total Partners' Capital	1,233,393	1,226,069
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,225,547	$2,159,406

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES	$89,036	$54,647

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(59,153)	(31,437)
Increase in accounts payable and accrued liabilities	13,551	7,200
Proceeds from sale of property, plant and equipment	928	1,139
Distributions received from investments in excess of cumulative earnings	131	361
Other	(982)	—
Net cash used in investing activities	(45,525)	(22,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under securitization facility	—	(17,800)
Payments on equipment financings	(4,472)	(4,239)
Borrowings under revolving credit facilities	—	10,000
Payments under revolving credit facilities	—	(42,500)
Borrowings from line of credit	—	1,830
Payments on finance lease obligations	(203)	(185)
Payment of debt issuance costs	—	(6)
Distributions paid to Partners	(32,750)	—
Other	(298)	(141)
Net cash used in financing activities	(37,723)	(53,041)

NET CHANGE IN CASH AND CASH EQUIVALENTS	5,788	(21,131)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	122,403	55,574

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$128,191	$34,443

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021

Net income attributable to ARLP	$36,652	$24,748	$51,826
Depreciation, depletion and amortization	63,314	59,202	68,679
Interest expense, net	9,697	10,465	9,628
Capitalized interest	(70)	(86)	(82)
Income tax expense (benefit)	42,715	(12)	190
EBITDA	152,308	94,317	130,241
Interest expense, net	(9,697)	(10,465)	(9,628)
Income tax (expense) benefit	(42,715)	12	(190)
Deferred income tax expense (benefit) (1)	37,294	(12)	123
Estimated maintenance capital expenditures (2)	(51,947)	(39,205)	(42,821)
Distributable Cash Flow	$85,243	$44,647	$77,725
Distributions paid to partners	$32,750	$—	$26,072
Distribution Coverage Ratio	2.60	—	2.98

(1)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(2)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2022 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.66 per ton produced compared to an estimated $4.90 per ton produced in 2021. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021

Cash flows from operating activities	$89,036	$54,647	$114,225
Capital expenditures	(59,153)	(31,437)	(34,323)
Free cash flow	$29,883	$23,210	$79,902

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations excludes expenses of our Oil & Gas Royalties segment and is adjusted for intercompany interactions with our Coal Royalties segment.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021

Operating expense	$261,746	$196,520	$300,497
Outside coal purchases	—	—	193
Other expense (income)	(566)	1,197	388
Segment Adjusted EBITDA Expense	261,180	197,717	301,078
Segment Adjusted EBITDA Expense – Oil & Gas Royalties	(3,001)	(2,058)	(2,827)
Segment Adjusted EBITDA Expense – Coal Royalties	(4,819)	(4,028)	(5,112)
Intercompany coal royalties (1)	15,167	11,301	14,992
Segment Adjusted EBITDA Expense – Coal Operations	$268,527	$202,932	$308,131

(1)	Intercompany coal royalties earned by our Coal Royalties segment represent coal royalty expense incurred by our operating mines and are therefore added back to consolidated Segment Adjusted EBITDA Expense to reflect Segment Adjusted EBITDA Expense – Coal Operations.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.  Segment Adjusted EBITDA – Coal Operations excludes the contribution of our Oil & Gas and Coal Royalties segments to allow management to focus solely on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021

EBITDA (See reconciliation to GAAP above)	$152,308	$94,317	$130,241
General and administrative	18,596	15,504	18,509
Segment Adjusted EBITDA	170,904	109,821	148,750
Segment Adjusted EBITDA – Total Royalties	(38,900)	(19,219)	(32,318)
Segment Adjusted EBITDA – Coal Operations	$132,004	$90,602	$116,432